Exhibit 10.3

DATED 26 August 2004

(1)	NORWICH UNION CUSTOMER SERVICES (SINGAPORE) PTE LTD

(2)	EXLSERVICE HOLDINGS, INC

INSURANCE SERVICES FRAMEWORK AGREEMENT

CONTENTS PAGE

Clause		Page
1	DEFINITIONS AND INTERPRETATION	1
2	INSURANCE SERVICES WORK ORDERS	1
3	THE SERVICES	2
4	COMMENCEMENT AND TERM	3
5	EXTENSION OF TERM	3
6	ACCEPTANCE TESTING	3
7	SERVICE LEVELS AND SERVICE CREDITS	4
8	EXL HOLDINGS (US) PROPERTY	5
9	CLIENT ASSETS	5
10	CLIENT LICENCES AND OTHER AGREEMENTS	5
11	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP	6
12	THE CHARGES	7
13	TAX	9
14	TERMINATION OF INSURANCE SERVICES WORK ORDERS	9
15	TERMINATION OF THIS AGREEMENT	11
16	LIMITATIONS OF LIABILITY	14
17	GENERAL OBLIGATIONS	16
18	INSURANCE	19
19	CONFIDENTIALITY	20
20	ACCESS	20
21	EMPLOYEE ISSUES	20
22	CONTRACT CHANGE CONTROL PROCEDURES	21
23	SERVICES MANAGEMENT	21
24	EXIT MANAGEMENT	21
25	SECURITY	22
26	DISASTER RECOVERY AND BUSINESS CONTINUITY	22
27	PREMISES REGULATIONS	22
28	TRANSFER AND SUB-CONTRACTING	22
29	FORCE MAJEURE	23
30	THIRD PARTY RIGHTS	24
31	DATA PROTECTION	25
32	AUDIT AND INFORMATION	25
33	REPORTING OBLIGATIONS	26
34	ANCILLARY PROVISIONS	26

SCHEDULE 1 DEFINITIONS		32
SCHEDULE 2 SECURITY		38
SCHEDULE 3 CHARGING PRINCIPLES		43
SCHEDULE 4 CONTRACT CHANGE CONTROL PROCEDURES		49
SCHEDULE 5 REPORTING		52
SCHEDULE 6 PROFORMA WORK ORDER		64
SCHEDULE 7 CONSEQUENCES OF TERMINATION		65
SCHEDULE 8 COMPETITORS ETC FOR CHANGE OF CONTROL		70
SCHEDULE 9 FORM OF INSURANCE SERVICES WORK ORDERS (INTRA GROUP)		71
SCHEDULE 10 IT AREAS OF RESPONSIBILITY		77

INSURANCE SERVICES FRAMEWORK AGREEMENT

Dated: 26 August 2004, effective from 1 January 2004

BETWEEN:

(1)	Norwich Union Customer Services (Singapore) Pte Ltd, a company registered in Singapore with registration number 200303457R and whose registered office is at 4 Shenton Way, #27-02 SGX Centre 2, Singapore 068807 (the “Client”); and

(2)	Exlservice Holdings, Inc. a company registered in the State of Delaware and whose principal office is at 350 Park Avenue, 10th Floor, New York, NY 10022 (“EXL Holdings (US)”).

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless inconsistent with the context or otherwise specified, the definitions set out in schedule 1 shall apply.

1.2	References to clauses and schedules are to clauses of and the schedules to this Agreement.

1.3	The schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References to paragraphs are to the paragraphs of an Insurance Services Work Order.

1.5	Words importing gender include each gender.

1.6	References to persons include bodies corporate, firms and unincorporated associations and that person’s legal personal representatives and successors.

1.7	The singular includes the plural and vice versa.

1.8	Clause headings are included for the convenience of the Parties only and do not affect its interpretation.

1.9	References to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall be construed as including references to the corresponding provisions of any earlier legislation directly or indirectly amended, consolidated, extended or replaced by those statutory provisions or re-enacted and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.10	References to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, insolvency proceeding, event of incapacity, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept, practice or principle or thing shall in respect of any jurisdiction other than England be deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned.

1.11	Any undertaking by either of the Parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing.

2	INSURANCE SERVICES WORK ORDERS

2.1

Where the Client and EXL Holdings (US) agree to enter into a contract for the provision of services (which may include the provision of equipment and other assets), the Parties shall, subject to clause 2.3, complete an Insurance Services Work Order. For the avoidance of doubt, only Vikram Talwar and Rohit Kapoor, or such other persons who have been specifically identified to Client by EXL Holdings (US), shall be authorised to sign any Insurance Services Work Orders on behalf of EXL Holdings (US).

2.2	Each Insurance Services Work Order shall incorporate the terms of this Agreement as specified in the Insurance Services Work Order. Otherwise, the provisions of this Agreement shall only apply in agreements between the Parties where expressly stated to so apply.

2.3	In respect of each Insurance Services Work Order, EXL Holdings (US) shall complete, and shall procure that the SPV completes, an Insurance Services Work Order (Intra-Group - SPV) in the form set out in Schedule 9, Part 2 under which EXL Holdings (US) shall sub-contract to the SPV all of its obligations under each Insurance Services Work Order, save for the management services listed in section 16 of an Insurance Services Work Order, which EXL Holdings (US) shall sub-contract to EXL (India) under an Insurance Services Work Order (Intra-Group - India). EXL (India) and the SPV shall not sub-contract any obligations sub contracted to them under this clause 2.3 without the prior written consent of the Client.

2.4	EXL Holdings (US) shall and shall procure that SPV and EXL India shall comply with their respective obligations under any Intra-Group Work Order entered into pursuant to clause 2.3 above.

2.5	EXL Holdings (US) shall not be under any obligation to agree to any new Insurance Services Work Order which would result in the prospective aggregate annual financial commitment of Client under all Insurance Services Work Orders, including any such proposed new work order, exceeding the amount covered by the Guarantees.

3	THE SERVICES

3.1	EXL Holdings (US) shall supply each of the Insurance Services as set out in an Insurance Services Work Order to the Client in accordance with the terms of this Agreement and the Insurance Services Work Order.

3.2	Subject to the Contract Change Control Procedures EXL Holdings (US) and the Client shall comply with the agreed Project Timetable set out in the applicable Insurance Services Work Order.

3.3	Where the Client is under an obligation to pass on the Insurance Services to an Authorised Agent, Associated Company or Authorised User, EXL Holdings (US) shall as directed by the Client, supply the Insurance Services so that Client can pass them on or procure that they are passed on to that Authorised Agent, Associated Company or Authorised User as the case may be provided that the obligations of EXL Holdings (US) in respect thereof shall be to Client and not the Authorised Agent, Associated Company or Authorised User. The Client shall procure that such Authorised Agent, Authorised Company or Authorised User shall, as necessary, comply with the obligations of the Client hereunder. For the avoidance of doubt, it is expressly understood that Client shall be responsible for the payment of the charges.

3.4	In the event that any Associated Company which receives the Insurance Services (or any part thereof) pursuant to clause 3.3 ceases to be an Associated Company of the Client (thereafter the “Divested Entity”) the Divested Entity shall (subject to the Client’s prior written agreement and subject to the Divested Entity being required by the Client to comply with all obligations, the Client remaining responsible for such compliance by the Divested Entity on it pursuant to this Agreement) be permitted to continue to receive the Insurance Services via or as directed by the Client for a period of one year from the date it so ceases to be an Associated Company of the Client.

3.5	The Insurance Services supplied under an Insurance Services Work Order shall be provided from the location(s) specified in such Insurance Services Work Order (the “Insurance Services Centre”).

3.6	EXL Holdings (US) shall not alter the location of the Insurance Services Centre without the prior written consent of the Client.

3.7	For the avoidance of doubt, nothing in this Agreement or in any Insurance Services Work Order shall require or permit EXL Holdings (US), EXL (India) or the SPV to bind any Associated Company to a contract of insurance to be underwritten by such Associated Company nor to issue or enter into any such contract on behalf of such Associated Company nor to collect any insurance premiums on behalf of such Associated Company.

4	COMMENCEMENT AND TERM

4.1	This Agreement shall take effect on the Effective Date and shall continue for a minimum period of three years unless and until terminated in accordance with the terms of this Agreement.

4.2	Each Insurance Services Work Order shall take effect on its Commencement Date and shall continue for the duration specified in that Insurance Services Work Order (in relation to each such Insurance Services Work Order, the “Term”) unless and until terminated in accordance with the terms of this Agreement or the relevant Insurance Services Work Order or extended in accordance with clause 5.1.

4.3	For the avoidance of doubt, neither party shall be under an obligation to comply with its obligations hereunder or otherwise to receive or provide Insurance Services (as the case may be) prior to the signing of an Insurance Services Work Order.

5	EXTENSION OF TERM

5.1	The Client may, at its sole option, extend the Term of an Insurance Services Work Order by such period as the Client requires (but not being less than three months) and (subject to the Parties reaching agreement on any maximum aggregate extension and on the Charges to apply to such extension), by serving notice on EXL Holdings (US) no less than three months prior to the date upon which the Term, or extended Term would otherwise expire. Subject to that minimum period for each extension and that maximum aggregate extension and the provision of such notice, the Client may extend the Term of an Insurance Services Work Order as many times as it requires. For the avoidance of doubt, nothing in this clause 5.1 shall require EXL Holdings (US) to agree to such extension if, for reasons beyond its control, it is unable to provide Insurance Services under that Insurance Services Work Order during the extended period.

6	ACCEPTANCE TESTING

6.1	This clause 6 shall apply to all Deliverables specified in paragraph 4 of an Insurance Services Work Order.

6.2	EXL Holdings (US) shall complete the Deliverable, carry out its own successful internal tests of the Deliverable and notify the Client that it has done so as soon as reasonably practicable and in any event by the date specified in paragraph 4 of the applicable Insurance Services Work Order and the Client shall start to carry out Acceptance Tests of the Deliverable in accordance with the Acceptance Tests. The Client shall use its reasonable endeavours to complete the Acceptance Tests within the specified time after receiving notification that EXL Holdings (US) has completed the Deliverable, where the “specified time” means that period specified for these purposes in paragraph 4 of the applicable Insurance Services Work Order. EXL Holdings (US) shall provide the assistance in respect of such Acceptance Testing as set out in the Acceptance Tests and EXL Holdings (US) shall be permitted to be present at such Acceptance Tests.

6.3

If, and only if, in the reasonable opinion of the Client, the Deliverable meets all of the Acceptance Criteria, the Deliverable shall have passed its Acceptance Tests. The only evidence of such acceptance shall be an acceptance certificate in the form set out in paragraph 4 of the applicable Insurance Services Work Order signed by the Client or else a written decision to that effect from an expert appointed pursuant to clause 6.9 below.

6.4	If the Deliverable does not pass its Acceptance Tests, the Client shall provide to EXL Holdings (US) reasons for such failure. Except where the Acceptance Test Due Date has passed or passes prior to the Deliverable passing the Acceptance Tests (in which case clauses 6.5 and 6.6 shall apply), EXL Holdings (US) shall be given the opportunity to correct any errors in the Deliverable and resubmit the Deliverable for Acceptance Testing in accordance with clauses 6.2 and 6.3. In such circumstances, this clause 6.4 shall also apply to such resubmission.

6.5	Where there has been a Fundamental Failure on the part of EXL Holdings (US) to pass the Acceptance Tests, without prejudice to the Client’s other rights and remedies (including but not limited to the right to claim contractual damages), the Client may terminate this Agreement or the relevant Insurance Services Work Order without any cost or liability whatsoever.

6.6	Save where there has been a Fundamental Failure on the part of EXL Holdings (US) to pass the Acceptance Tests, if the Deliverable has not passed the Acceptance Tests by the Acceptance Test Due Date, the Client shall extend the Acceptance Test Due Date for such reasonable period as the Client may specify in which case clause 6.7 shall apply.

6.7	In the event that the Client extends the Acceptance Test Due Date pursuant to clause 6.6 in circumstances where the failure to pass the Acceptance Tests is for a reason within the reasonable control of EXL Holdings (US) (but not otherwise) EXL Holdings (US) shall pay to the Client the daily rate for such Deliverable specified in paragraph 4 of the applicable Insurance Services Work Order for each day or part thereof for the period beginning on the original Acceptance Test Due Date and ending on the date upon which:

6.7.1	the applicable Insurance Services Work Order is terminated pursuant to clause 6.5 or 6.8; or

6.7.2	the Deliverable passes the Acceptance Tests pursuant to clause 6.3.

6.8	In the event that the Client extends the Acceptance Test Due Date pursuant to clause 6.6 and the Deliverable has not passed the Acceptance Tests by such extended Acceptance Test Due Date, the Client may, at its sole option, reapply clause 6.6 or alternatively terminate the applicable Insurance Services Work Order and, if the failure to pass the Acceptance Test is for a reason within the reasonable control of EXL Holdings (US) (but not otherwise) then such termination shall be in accordance with Schedule 7. This is whether or not the reason for the failure to pass the Acceptance Tests by such extended Acceptance Test Due Date is due to a Fundamental Failure.

6.9	Any dispute as to whether or not a Deliverable meets all of the Acceptance Criteria shall be referred to Director Offshore Operations for the Client and Vice Chairman & Chief Executive Officer for EXL Holdings (US) for the time being (or, in the case of EXL Holdings (US) such other person or persons authorised by its board of directors, each of whom shall in good faith attempt to resolve such dispute within 14 days. If such persons fail to reach agreement the dispute shall be referred to the Independent Accountants at the request of either Party. The Independent Accountants shall act as an expert and not an arbitrator and decision shall (in the absence of clerical or manifest error) be final and binding on the parties. The Independent Accountant’s fee for so acting shall be borne in equal shares by the Parties unless it determines that the conduct of one of them is such that such Party should bear all or a greater proportion of those expert’s fees.

7	SERVICE LEVELS AND SERVICE CREDITS

7.1

The Parties agree that Service Levels in respect of the Insurance Services to be provided under a particular Insurance Services Work Order shall be set by reference to the results of any pilot exercise undertaken by the Parties prior to signing that particular Insurance Services

Work Order or else by reference to the equivalent service levels applicable to a similar service provided by Client UK or Other UK Clients from its operations in the United Kingdom (EXL Holdings (US) having been provided with information as to those equivalent UK service levels). EXL Holdings (US) shall perform the Insurance Services under an Insurance Services Work Order in accordance with the Service Levels set out in such Insurance Services Work Order.

7.2	Where EXL Holdings (US) meets or exceeds the relevant Service Levels the variable profit element determined in accordance with Schedule 3 shall be applied to the operating costs and management fee element of the Charges pursuant to the relevant Insurance Services Work Order.

7.3	Where EXL Holdings (US) fails to achieve the Service Levels then, without prejudice to the Client’s other rights and remedies (including, but not limited to the right to claim damages and terminate the applicable Insurance Services Work Order):

7.3.1	if requested by the Client, EXL Holdings (US) shall, in accordance with the charging arrangements in schedule 3, arrange all such additional resources as are reasonable and necessary to perform the Insurance Services in accordance with the Service Levels as early as practicable after any failure to achieve the Service Levels;

7.3.2	EXL Holdings (US) shall, in accordance with the charging arrangements in schedule 3, where applicable, use all reasonable endeavours to correct the fault which caused the failure or re-perform any of the Insurance Services which have not met their applicable Service Level, in either case as soon as reasonably practical to do so; and

7.3.3	where such failure is wholly or predominantly due to matters which were or should reasonably have been within the control of EXL Holdings (US), the variable profit element and the Charges shall be reduced in accordance with Schedule 3.

8	EXL HOLDINGS (US) PROPERTY

EXL Holdings (US) shall be required to make available such of its property (including, but not limited to, office and call centre premises and other buildings, machinery, office equipment, computer hardware and software, telephone and other equipment) as is necessary to enable it to perform its obligations pursuant to an Insurance Services Work Order. In addition, the Parties may specify particular assets of EXL Holdings (US) (EXL Holdings (US) Property) in paragraph 15 of an Insurance Services Work Order which shall be dealt with in accordance with that Insurance Services Work Order.

9	CLIENT ASSETS

The Client shall be required to make available such of its assets as are reasonably necessary to enable EXL Holdings (US) to perform its obligations pursuant to any Insurance Services Work Order. In addition, the Parties may specify particular assets of the Client (the Client Assets). The Client Assets set out in paragraph 14 of an Insurance Services Work Order shall be dealt with in accordance with that Insurance Services Work Order.

10	CLIENT LICENCES AND OTHER AGREEMENTS

It shall be the Client’s responsibility to ensure that any licences and agreements it or an Associated Company has with third parties, are in terms or are subject to consents from those third parties which do not prevent EXL Holdings (US) from performing its obligations pursuant to an Insurance Services Work Order. In addition, the Parties may specify particular licences and agreements (the Client Licences and Other Agreements) to be set out in paragraph 7 an Insurance Services Work Order which shall be dealt with in accordance with that Insurance Services Work Order.

11	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP

11.1	Subject to clause 11.7, any Intellectual Property Rights created by or on behalf of either SPV, EXL Holdings (US) or EXL India (or their respective employees or sub-contractors) wholly and exclusively for the Client pursuant to the Umbrella Agreement or this Agreement shall vest absolutely in the Client immediately upon such rights coming into existence and to that end EXL Holdings (US) by this clause 11.1, assigns by way of assignment (and shall procure that SPV, EXL India and its and their respective employees and sub-contractors assign by way of assignment) all such Intellectual Property Rights to the Client absolutely.

11.2	By this clause 11.2, EXL Holdings (US) unconditionally and irrevocably waives (and agrees to procure a similar waiver from SPV, EXL India and its or their respective employees and sub-contractors ) in relation to the Intellectual Property Rights referred to in clause 11.1 all moral rights conferred by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 and all author’s rights of a similar kind conferred by the law of any jurisdiction.

11.3	The Client, by this clause 11.3, grants to each of EXL Holdings (US), SPV and EXL India a non-exclusive, non-transferable licence to use and copy the Intellectual Property Rights referred to in clause 11.1 solely for the purposes of fulfilling their respective obligations under the Umbrella Agreement and this Agreement.

11.4	For the avoidance of doubt, all Intellectual Property Rights in the Data shall vest in the Client upon their creation absolutely and neither EXL Holdings (US), SPV nor EXL India (nor their respective sub-contractors or employees) shall obtain any rights, title or interest in the Data whatsoever, except that each of EXL Holdings (US), SPV nor EXL India is permitted to use the Data solely for the purposes of fulfilling their respective obligations under the Umbrella Agreement and this Agreement.

11.5	EXL Holdings (US) undertakes with the Client that it shall not and shall procure that neither of SPV nor EXL India shall:

11.5.1	create, copy, implement, recreate or re-implement any Data or any part of any Data or any work or thing similar in any material respect to the Data without the written consent and agreement of the Client; or

11.5.2	retain copies of the Data obtained, received, processed, created or otherwise used by EXL Holdings, SPV nor EXL India following the expiry or termination of this Agreement or an Insurance Services Work Order to which it relates without the prior written consent of the Client.

11.6	EXL Holdings (US) shall take all reasonable steps (and shall procure that SPV and EXL India takes such steps) to protect the Intellectual Property Rights referred to in this clause 11 from unauthorised disclosure, use or other threat to the Client’s proprietary interests, including, but not limited to ensuring that all rights that are registrable under the law of India are at all times the subject of a current registration.

11.7	This clause 11 shall not affect the Intellectual Property Rights of EXL Holdings (US), SPV and EXL India and their respective sub-contractors that were in existence prior to the date of this Agreement. Further, in relation to the Intellectual Property Rights created by EXL Holdings (US), SPV and EXL India or their respective employees or sub-contractors after such date, and which are not for the exclusive use of the Client pursuant to the Umbrella Agreement or this Agreement, such rights shall, subject to clause 11.8, vest absolutely in EXL Holdings (US), SPV and EXL India (as the case may be) immediately on such rights coming into existence.

11.8

In relation to those Intellectual Property Rights referred to in clause 11.7, EXL Holdings (US) shall grant, or procure that SPV or EXL India (as the case may be) shall grant, (or procure the grant by their respective employees or sub-contractors) of a non-exclusive, non- transferable, perpetual, worldwide licence for the Client and any Associated Company. For the avoidance of doubt, such royalty-free licence shall survive the termination or expiry of this

Agreement however and whenever arising. The Client and any Associated Company shall be entitled to sub-licence those Intellectual Property Rights referred to in 11.7 to an Authorised User or Authorised Agent to use such Intellectual Property Rights, only for the purposes of the provision of services to the Client and any Associated Company which are similar to the Insurance Services provided that, under no circumstances, shall the Client or an Associated Company grant such a sub-licence to any of the competitors of EXL Holdings (US) referred to in Part B of Schedule 8.

12	THE CHARGES

12.1	In consideration of the provision of the Insurance Services and all other activities and services to be provided by EXL Holdings (US) under an Insurance Services Work Order, the Client shall pay to EXL Holdings (US) the Charges referred to in clause 12.2. Except as specifically agreed between the Parties, the Charges in relation to each Insurance Services Work Order shall be determined in accordance with the Charging Principles set out in schedule 3. The Charges represent the entire payments to be paid by the Client pursuant to an Insurance Services Work Order and the Client shall not be subject to any other charges including but not limited to all other taxes, duties, royalties, or levies, all of which shall be borne by EXL Holdings (US). No travel, accommodation, subsistence or other expenses shall be due to EXL Holdings (US) from the Client save as expressly set out in the applicable Insurance Services Work Order. The Client shall only be liable to make payment under an Insurance Services Work Order and not under this Agreement.

12.2	EXL Holdings (US) shall invoice the Client the amounts set out in paragraph 8 of the applicable Insurance Services Work Order and in accordance with the principles set out in Schedule 3 on the dates set out in that schedule . All invoices shall be calculated and paid in GB pounds unless the Client authorises any part of the invoice to be calculated and paid in another currency (not in any event to be Indian Rupees). In the case of any part of the Charges which is comprised in a currency other than GB pounds, the amount payable under the relevant invoice shall be calculated by applying the mid-point between the rate for selling and the rate for buying such other currency in GB pounds as quoted by Barclays Bank plc, at close of business on the last Business Day of the month to which such invoice relates (or where such invoice relates to a period covering more than one month, the last Business Day of the final month in such period).

12.3	Invoices shall be submitted to the following address, or such other address as may, from time to time, be advised by the Client to EXL Holdings (US):

Norwich Union Customer Services (Singapore) Pte Ltd

4 Shenton Way

#27-02 SGX Centre 2

Singapore 068807

For the attention of the Finance Director

12.4	The Charges under an Insurance Services Work Order and the Charging Principles set out in schedule 3 shall be varied only in accordance with schedule 4 (Contract Change Control Procedures).

12.5	Except in connection with the agreed Service Credits or as otherwise agreed between the Parties, no Party shall be entitled to set off amounts due to it against any amounts due to the other Party pursuant to, or in connection with, any Insurance Services Work Order.

12.6	Subject to clause 12.8, the Client shall pay a valid and properly due invoice within 21 days of its receipt.

12.7

Subject to clause 12.8, if the Client does not pay a valid and properly due invoice by the date required pursuant to clause 12.6, EXL Holdings (US) may, in addition to the invoice amount, charge the Client late payment interest (“Late Payment Interest”) of two percent above the sterling base rate from time to time of Barclays Bank Plc of the invoice amount for the period from the expiry of the applicable Payment Period until such payment is made. Late Payment

Interest shall accrue on a daily basis. Where the client does not pay a valid and properly due invoice within six weeks of the due date for payment pursuant to clause 12.6, EXL Holdings (US) shall be entitled to send a notice of non-payment to the Client, requiring the Client to settle undisputed amounts in respect of that invoice within two weeks of receipt of that notice, failing which, in addition to its other remedies, EXL Holdings (US) shall be entitled to terminate this Agreement pursuant to clause 15.8.1.

12.8	If the Client receives an invoice which the Client reasonably believes specifies a Charge which is not valid and properly due (“Disputed Charge”):

12.8.1	the Client shall pay to EXL Holdings (US) in accordance with clause 12.6 any part of the Charges under that invoice which is not a Disputed Charge;

12.8.2	the Client may withhold payment of the Disputed Charge in that invoice and in that case, the Client shall notify EXL Holdings (US) within the applicable Payment Period following receipt of the invoice, of the nature of the dispute and the Parties shall commence, within five days after the receipt of the Client’s notice, to resolve the dispute; and

12.8.3	once the dispute has been resolved by agreement of the Parties or pursuant to clause 12.9, the Client shall pay the amount due as part of that resolution as soon as reasonably possible and in any event within fifteen (15) days of resolution in relation to the Pass Through Costs and within thirty (30) days of resolution in relation to the Other Costs (such period in this case commencing on the date of such resolution). Late Payment Interest shall apply with respect to any such amount, and shall start to accrue pursuant to clause 12.7:-

(a)	from the date for payment prescribed by clause 12.6 in the case of any Disputed Charge which the Client was not entitled to dispute or else had not acted reasonably in so disputing; and

(b)	from the date for payment prescribed by this clause 12.8.3 in the case of an invoice, or an amount due for payment thereunder, which the Client was entitled to dispute.

12.9	Any dispute as to whether the Client is entitled to withhold payment of a Disputed Charge or the amount it should pay in respect of such Disputed Charge shall be referred to the Director of Offshore Operations for the Client (or such other person as the Client may from time to time advise in writing) and Vice Chairman and Chief Executive Officer for EXL Holdings (US) (or such other person or persons as EXL Holdings (US) may from time to time advise in writing) who shall in good faith attempt to resolve such dispute within fourteen (14) days. If such persons fail to reach agreement, the dispute shall be referred to the Independent Accountants at the request of either Party. The Independent Accountants shall act as an expert and not an arbitrator and their decision shall (in the absence of clerical or manifest error) be final and binding on the Parties. The Independent Accountants’ fee for so acting shall be borne in equal shares by the Parties unless the Independent Accountants determines that the conduct of one of them is such that such Party should bear all or a greater proportion of their fees.

12.10	The Client shall settle invoices submitted pursuant to this clause 12 by electronic transfer but if for any reason it is impossible for the Client to settle invoices in this way within the time limits in clauses 12.6 and 12.8, then settlement will be by cheque:

12.11	Where the Client gives notice to exercise the Call Option or EXL Holdings (US) gives notice to exercise the Put Option pursuant to clause 10 of the Virtual Shareholders Agreement, the Client shall assume control of payments in and out of the relevant bank account of SPV into which for the Notice Period (as that term is defined in the Virtual Shareholders Agreement), specifically:

12.11.1	all amounts in respect of Pass Through Costs shall be controlled and allocated to EXL Holdings (US) or the SPV or EXL India as appropriate by the Client; and

12.11.2	all amounts in respect of Other Costs shall be paid for onward transmission to EXL Holdings (US) pursuant to the Insurance Services Framework Agreement (Intra Group) and it shall be the responsibility of EXL Holdings (US) to allocate costs to EXL India as it sees fit (the Client’s responsibility in this regard being fully discharged by payment of Other Costs to EXL Holdings (US)).; but

12.11.3	the Client shall not be entitled without the prior consent of EXL Holdings to make payments to itself out of such bank account.

13	TAX

13.1	EXL Holdings (US) shall pay all taxes properly levied on it, and shall procure the payment by EXL India or SPV (as the case may be) of all taxes properly levied on either of them, in any jurisdiction in respect of the Charges. For the purposes of this clause 13 “taxes” includes but is not limited to, use or sales tax, Value Added Tax (“VAT”), GST, levies, duties, personal property, telecommunications or other taxes.

13.2	The Client shall be required to reimburse EXL Holdings (US), as part of the Charges, only those taxes that are set out in paragraph 8 of the relevant Insurance Services Work Order or as determined by the budget provision described in Schedule 3 or otherwise agreed by the Parties. The Client shall be responsible for the payment of (or procuring the payment of) taxes (as defined in clause 13.1) levied on it or its Associated Companies but only to the extent that such taxes are not so levied by reason of the failure of EXL Holdings (US) to comply, or procure that EXL India or SPV so comply, with its or their respective obligations under clause 13.1. The Client agrees to act reasonably in agreeing revisions to the Charges to take account of additional taxes to be paid by EXL Holdings (US), EXL India or SPV where the imposition of such additional taxes is beyond the control of EXL Holdings (US), EXL India or SPV (as the case may be) and could not have been foreseen by any of them when the relevant Insurance Services Work Order was signed. Otherwise, the Client shall not be responsible for any other taxes, including those which EXL Holdings (US), EXL (India) or the SPV are obliged to pay, levy or collect in respect of the Charges.

13.3	EXL Holdings (US) shall ensure that it avails itself of all tax concessions that are available from time to time unless the parties are agreed that such concessions shall not be pursued for good commercial reasons.

13.4	EXL Holdings (US) shall provide and make available to the Client any tax exemption certificates or information requested by the Client with regard to EXL Holdings (US), EXL (India) or the SPV’s tax positions.

14	TERMINATION OF INSURANCE SERVICES WORK ORDERS

14.1	Any Party (the “First Party”) may at any time by notice terminate an Insurance Services Work Order with immediate effect

14.1.1	if the other Party is in Material Default of the applicable Insurance Services Work Order and the Default is not capable of remedy; or

14.1.2	the other Party is in Material Default of the applicable Insurance Services Work Order and the Default is capable of remedy and that other Party shall have failed to remedy that Default within 40 days of notice from the First Party to that other Party specifying the Default and requiring its remedy.

14.1.3	in the event that any Unauthorised Access by the other Party occurs as a result of the failure by that other Party to apply reasonable internal controls that would have prevented such access.

14.2	‘Material Default’ for these purposes means any Default:-

14.2.1	of such seriousness or persistence as to have a demonstrable and prejudicial impact on the First Party’s business and/or its ability to conduct that business (which, in the case of the Client, includes a demonstrable and prejudicial impact on the business of a Client (UK) and/or that Client (UK)’s ability to conduct that business); or

14.2.2	which results or (in the reasonable opinion of the First Party) is likely to result in the First Party (or, in the case of the Client, any Associated Company, Authorised Agent or Authorised User) being subject to any material regulatory sanction; or

14.2.3	which results in or (in the reasonable opinion of the First Party) is likely to result in damage to the reputation of the first Party (or, in the case of the Client, to any Associated Company, Authorised Agent or Authorised User).

14.3	The Client may by notice terminate an Insurance Services Work Order with immediate effect:

14.3.1	in accordance with clause 6.5 or 6.8;

14.3.2	in the event that the Travel Unit of the UK Foreign and Commonwealth Office (or any successors assuming responsibility for the functions of such unit) advises against all travel to the Indian States in which any Insurance Services Centre(s) used for such Insurance Services Work Order are located and the consequences of complying with that advice are such that there is a material and adverse departure from the Service Levels set out in that Insurance Services Work Order which EXL Holdings (US) has been unable to correct within one month of being notified of the same;

14.3.3	where any new requirements or concerns have been raised by the FSA in relation to this Agreement, any Insurance Services Work Order or the Insurance Services and, as a consequence, a Client (UK) reasonably believes that it cannot or should not receive Insurance Services from Client or direct from EXL Holdings (US), EXL India or SPV;

14.3.4	in the event that another Insurance Services Work Order has been terminated by the Client under clauses 14.1 or 14.3 and the Client had advised EXL Holdings (US) at or before the commencement of that work order that there was a dependency between that work order and the Insurance Services Work Order to be terminated pursuant to this clause 14.3.4;

14.3.5	in the event that a Client UK suffers a Force Majeure event in the United Kingdom which prevents or inhibits that Client UK being able to receive Insurance Services from the Client.

14.3.6	In the event that EXL Holdings (US), EXL India or SPV suffers a Force Majeure which prevents or inhibits EXL Holdings (US) from meeting its obligations under that Insurance Services Work Order and such Force Majeure event has subsisted for three months or more and is incapable of being remedied.

14.4	The Client may for any reason

14.4.1	by giving not less than three months’ prior notice in writing terminate an Insurance Services Work Order before the third anniversary of the ISWO Effective Date of the same subject to payment of the Break Option Fee;

14.4.2	by giving not less than six months’ notice in writing terminate an Insurance Services Work Order without any cost or liability (including without paying the Break Option Fee), provided that such notice may not take effect before the third anniversary of the relevant ISWO Effective Date.

14.5	The Client may by notice terminate an Insurance Services Work Order with immediate effect on Completion under the Share Sale and Purchase Agreement (as “Completion” is defined in the Share Sale and Purchase Agreement).

14.6	Where this Agreement terminates and, pursuant to clause 15.5 below, an Insurance Services Work Order does not terminate the provisions of this Agreement that are incorporated into the Insurance Services Work Order pursuant to its terms shall continue to apply.

14.7	Subject to the payment of a Break Option Fee in the event of termination under clause 14.4 and unless expressly stated otherwise, termination of this Agreement or any Insurance Services Work Order in accordance with this clause 14 shall be without cost or other liability of the Party so terminating this Agreement.

14.8	Termination of an Insurance Services Work Order however and whenever occurring shall not prejudice or affect any right of action or remedy which shall have accrued to any Party up to and including the date of such termination.

14.9	Upon termination of an Insurance Services Work Order, the relevant provisions of Schedule 7, Part A shall apply.

14.10 The	provisions of clauses 1,11,16,18,19, 21, 24, 27, 30, 32, 34 and clauses 14.8,14.9 and this clause 14.10 and the provisions of schedules 1 and Part A of Schedule 7 shall survive termination or expiry of an Insurance Services Work Order, however and whenever occurring.

15	TERMINATION OF THIS AGREEMENT

15.1	Either Party may at any time by notice terminate this Agreement with effect from the date of such notice if the other Party becomes subject to an event referred to in clause 15.2 (and whether or not that other Party provides notice in accordance with clause 15.2).

15.2	Any Party (the “First Party”) must notify the other Party immediately if:

15.2.1	the First Party disposes of the whole or any material part of its assets, operations or business other than in the normal course of business or as a voluntary liquidation for the purposes of amalgamation or reconstruction;

15.2.2	any step is taken to enter into any arrangement between the First Party and its creditors;

15.2.3	any step is taken to appoint a receiver and manager, a trustee in bankruptcy, a liquidator, a provisional liquidator, an administrator or other like person of the whole or any part of the First Party’s assets or business;

15.2.4	the First Party ceases to be able to pay its debts as they become due;

15.2.5	the First Party ceases to carry on business or any step is taken by a mortgagee to enter into possession or dispose of the whole or any part of the First Party’s assets or business; or

15.2.6	any other circumstances analogous to those set out in clauses 15.2.1 to 15.2.5, and in any jurisdiction, arise; or

15.2.7	any of the circumstances set out in 15.2.1 to 15.2.6 applies to EXL India (in which case EXL Holdings (US) shall be the First Party for the purposes of this clause 15.2 and shall notify Client accordingly).

15.3	Any Party (the “First Party”) may at any time by notice terminate an this Agreement with immediate effect:

15.3.1	if the other Party is in Material Default of this Agreement and the Default is not capable of remedy;

15.3.2	the other Party is in Material Default of this Agreement and the Default is capable of remedy and that other Party shall have failed to remedy that Default within 40 days of notice from the First Party to that other Party specifying the Default and requiring its remedy; or

15.3.3	in the event that any Unauthorised Access by the other Party occurs as a result of the failure by that other Party to apply reasonable internal controls that would have prevented such access.

For the purposes of this clause 15.3, the term ‘Material Default’ shall have the same meaning as given to it in clause 14.2 above. Each of the Parties agrees that it will only exercise its right to terminate this Agreement for any of the reasons referred to in 15.3.1 to 15.3.3 inclusive if the Default or Unauthorised Access complained of cannot be rectified by the termination of a single Insurance Services Work Order.

15.4	The Client may by written notice to EXL Holdings (US) terminate this Agreement with immediate effect:

15.4.1	in the event of any Change of Control pursuant to which the person which can exercise control of EXL Holdings (US), whether directly or through another company or person, is one of the entities named in part A of Schedule 8;

15.4.2	in the event of a breach by the SPV of the Trade Mark Licence, or any unauthorised use of the Trade Marks by EXL Holdings (US) or EXL India or their respective Sub-Contractors (including, but not limited to, the SPV);

15.4.3	in the event that the Travel Unit of the UK Foreign and Commonwealth Office (or any successors assuming responsibility for the functions of such unit) advises against all travel to the Indian States in which any Insurance Services Centre(s) is/are located and the consequences of complying with that advice are such that there is a material and adverse departure from the Service Levels set out in any Insurance Services Work Order which EXL Holdings (US) has been unable to correct within one month of being notified of the same;

15.4.4	in accordance with clause 6.5;

15.4.5	where any new requirements or concerns have been raised by the FSA in relation to this Agreement, any Insurance Services Work Order or the Insurance Services and, as a consequence, a Client (UK) reasonably believes it cannot or should not receive Insurance Services from the Client or direct from EXL Holdings (US), EXL India or SPV; for the avoidance of doubt, if the situation can be remedied by the termination of a particular Insurance Services Work Order only, then the Client will take this route;

15.4.6	in the event that EXL Holdings (US), EXL (India) or the SPV ceases to be authorised and licensed as required by clause 17.1.1 and 17.1.2;

15.4.7	on Completion under the Share Sale and Purchase Agreement (as “Completion” is defined in the Share Sale and Purchase Agreement);

15.4.8	in the event that the Client terminates the Umbrella Agreement pursuant to clauses 3.5 or 7.5 of the Umbrella Agreement;

15.4.9	if for any reason, EXL Holdings (US) or EXL India terminates an Insurance Services Work Order (Intra-Group - India) or EXL India ceases to provide services to EXL

Holdings (US) pursuant to that Work Order, save that this clause 15.4.9 shall not apply in respect of an Insurance Services Work Order (Intra-Group - India) where the corresponding Insurance Services Work Order has terminated;

15.4.10	if for any reason, EXL Holdings (US) or SPV terminates an Insurance Services Work Order (Intra-Group - SPV) or SPV ceases to provide services to EXL Holdings (US) pursuant to that Work Order, save that this clause 15.4.10 shall not apply in respect of an Insurance Services Work Order (Intra-Group - SPV) where the corresponding Insurance Services Work Order has terminated;

15.4.11	in the event that a Client UK suffers a Force Majeure event which prevents or inhibits that Client UK being able to receive Insurance Services from the Client;

15.4.12	in the event that EXL Holdings (US), EXL India or SPV suffers a Force Majeure event which prevents or inhibits EXL Holdings from meeting its obligations pursuant to this Agreement and such Force Majeure event has subsisted for three months or more and is incapable of being rectified; or

15.4.13	in the event that the Client has the right to terminate the Noida Agreement on any of the grounds set out in clauses 16.4 or 16.6.2 of that Agreement.

15.5	Where this Agreement is terminated under clauses 15.1 to 15.4 above or 15.7 below, any Insurance Services Work Orders shall automatically terminate at the same time in accordance with the provisions of Schedule 7 unless the Parties have agreed that a particular Insurances Services Work Order shall continue after termination of this Agreement, in which case the provisions of 14.6 above shall apply.

15.6	The Client may for any reason by giving not less than six months’ notice terminate this Agreement without any cost or liability (including without paying the Break Option Fee), provided that such notice may not take effect before the third anniversary of the Effective Date.

15.7	The Client may, by giving not less than 12 months written notice of termination to EXL Holdings (US), terminate this Agreement in the event of a Change of Control pursuant to which the person which can exercise control of EXL Holdings (US), whether directly or through another company or person, is one of the entities named in part B of Schedule 8.

15.8	EXL Holdings (US) may terminate this Agreement by giving not less than six months’ written notice of termination to the Client in the event that:

15.8.1	the Client is in breach of 12.7;

15.8.2	in any period of six consecutive months following the third anniversary of the Effective Date, the Insurance Services purchased by Client under all Insurance Services Work Orders in that period are less than 90% of the average purchase of Insurance Services under all Insurance Services Work Orders in any corresponding period in the 12 months prior to the third anniversary of the Effective Date; for the avoidance of doubt, the purchase of Insurance Services for the purposes of this clause 15.8.2 shall be measured by reference to the number of full time equivalents employed by SPV in Pune in the provision of those Services. The term “full time equivalents” shall be calculated in accordance with clause 11.3 of the Virtual Shareholders Agreement.

15.9	Subject to clause 15.11 and unless expressly stated otherwise, termination of this Agreement in accordance with this clause 15 shall be without cost or other liability of the Party so terminating this Agreement.

15.10	Termination of this Agreement however and whenever occurring shall not prejudice or affect any right of action or remedy which shall have accrued to any Party up to and including the date of such termination.

15.11	Upon termination of this Agreement for whatever reason the relevant provisions of Schedule 7, Part B shall apply.

15.12	Where the assets purchased by the SPV have been identified by the parties as being of a “Systems & Network” nature and unlikely to be of a type that would normally be purchased by EXL Holdings (US) to provide services to its other customers. Accordingly, in the event that the Insurance Services Framework Agreement is terminated before the value of that asset has been written down to nil and the Client declines to exercise the Call Option, EXL Holdings (US) may require the Client to purchase that asset for an amount equal to the net book value of these assets. For avoidance of doubt, net book value is computed using a rate of depreciation of 3 years for all the years.

15.13	The provisions of clauses 1,11,16,18,19, 21, 24, 27, 30, 32, 34 and clause 15.11 and this clause 15.13 and the provisions of Schedule 1 and Part B of Schedule 7 shall survive termination of this Agreement, however and whenever occurring.

16	LIMITATIONS OF LIABILITY

16.1	Neither Party excludes the undertakings implied by section 12 of the Sale of Goods Act 1979 or section 2 of the Supply of Goods and Services Act 1982 or the application of any similar provisions of the law of India which cannot be excluded by contract.

16.2	Neither Party excludes or limits liability to the other Party in respect of:

16.2.1	death or personal injury;

16.2.2	defects within the meaning of the Consumer Protection Act 1987;

16.2.3	clause 11 (Intellectual Property Rights Ownership);

16.2.4	any fraudulent pre-contractual misrepresentations made by it on which the other Party can be shown to have relied; or

16.2.5	any claim under the indemnity in clause 16.8 below.

16.3	In respect of loss and damages not covered by clauses 16.1 and 16.2:

16.3.1	The total liability of EXL Holdings (US) for any one claim or for the total of all claims not covered by clauses 16.1 and 16.2 or from other act or default of EXL Holdings (US) pursuant to this Agreement or any Insurance Services Work Order not covered by clauses 16.1 and 16.2 shall be limited to damages of an amount equal to the amount of insurance cover which EXL Holdings (US) is required to have in place pursuant to clause 18 below in respect of such a claim; and

16.3.2	The total liability of the Client for any one claim or for the total of all claims arising from any of the other provisions of this clause 16 or from other act or default of the Client pursuant to this Agreement shall be limited to damages not exceeding £3,000,000; but always provided that

16.3.3	The total liability of the Client to pay the Charges and any amounts due under Schedule 7 shall be unlimited.

16.4	In the event that an Associated Company, Authorised Agent or Authorised User suffers loss or damage due to a Default of EXL Holdings (US), EXL India, SPV or any of their respective Sub Contractors the Client may recover from EXL Holdings (US) an amount equal to the amount that the Client would have been able to recover had the loss or damage been suffered by the Client rather than the Associated Company, Authorised Agent or Authorised User.

16.5	In the event that EXL Holdings (US) or EXL India suffers loss or damage due to a Default of an Associated Company, Authorised Agent or Authorised User, EXL Holdings (US) may recover from the Client an amount equal to that which EXL Holdings (US) would have been able to recover had the loss or damage been caused by the Client, rather than the Associated Company, Authorised Agent or Authorised User.

16.6	Neither Party shall be liable to the other for consequential loss sustained by that other due to a Default. For these purposes, the term “consequential loss” shall include loss of profits and anticipated savings, even if the Party in Default knew or should have known of the possibility of such losses being incurred by reason of its Default.

16.7	Each of the Parties agrees that in respect:

16.7.1	any Default by it or, (in the case of EXL Holdings (US), by EXL India, SPV or any of their respective Sub Contractors); or

16.7.2	any act or omission on the part of any of its employees, agents or (in the case of EXL Holdings (US)) by EXL India, SPV or any of their respective Sub Contractors which results in a claim by any third party against the other Party, it shall indemnify and keep indemnified that other Party from and against all damages, loss, claims, demands and expenses, costs and liabilities arising from such third party claim.

16.8	Where a Party (“the Instructing Party”) instructs the other Party to carry out a particular act and either:-

16.8.1	that instruction is contrary to the advice received from that other Party; or

16.8.2	the other Party could not reasonably have known the likely consequences of complying with the Instructing Party’s instruction;

the Instructing Party shall indemnify the other Party and keep that other Party indemnified for all damages, losses, claims, expenses, costs and liability of that other Party to any third party, as a result of carrying out such instruction.

16.9	For the purposes of the indemnity in clause 16.7 and 16.8, a Party shall promptly notify the other Party in writing of any third party claim of which it has notice and for which it may wish to claim under clause 16.7 or 16.8. The Party seeking an indemnity shall not make any admission as to liability in relation to, or agree to any settlement of or compromise any claim without the prior written consent of the indemnifying Party, which shall not be unreasonably withheld or delayed. The indemnifying Party shall be entitled to conduct all negotiation and litigation, and settle all litigation, arising from any claim and the Party seeking to rely on the indemnity shall give the indemnifying Party, at its request and cost, all reasonable assistance in connection with those negotiations and litigation.

16.10	For the avoidance of doubt, the indemnity given under clause 16.7 shall not apply to the extent that any claim by a third party has arisen from.

16.10.1	any modifications of the Insurance Services, including any Intellectual Property comprised therein, made by Client without EXL Holdings (US) prior written consent or authorisation; or

16.10.2	the application of the Insurance Services in combination with any other materials, software, equipment or systems not supplied or approved in writing by EXL Holdings (US) and in a manner not contemplated by this Agreement; or

16.10.3	a material breach by the Party seeking the indemnity of its obligations under this Agreement.

17	GENERAL OBLIGATIONS

17.1	In addition to its other obligations set out in the Agreement, EXL Holdings (US) shall ensure that:

17.1.1	the SPV has, and shall continue to have for the duration of each Insurance Services Work Order including but not limited to the Insurance Services Work Order (Intra-Group - SPV) and for such time after the expiry or termination of each Insurance Services Work Order including but not limited to the Insurance Services Work Order (Intra-Group - SPV) as is necessary for the proper performance of its obligations under the Insurance Services Work Order (Intra-Group - SPV), and to ensure that EXL Holdings (US) can perform its obligations under each Insurance Services Work Order full capacity and authority and all necessary governmental, administrative and regulatory authorisations, licences, permits and consents (to the extent that these are available from the relevant Government Office or administrative or regulatory body) and all necessary Intellectual Property Rights to enter into and to perform each Insurance Services Work Order (Intra-Group - SPV) and to supply the Insurance Services including, but not limited to:

(a)	international call centre registration with the Department of Telecommunications, Government of India; and

(b)	approval under Software Technology Parks of India scheme including but not limited to approvals/permissions/authorisations for:

(i)	status as a 100% export oriented unit;

(ii)	importer exporter code;

(iii)	green card issued by Software Technology Parks of India;

(iv)	income tax registration (PAN number) issued by the income tax accessing officer;

(v)	central government sales tax registration number allotment made by the central government sales tax authorities;

(vi)	state government sales tax registration number allotment by the local sales tax authorities;

(vii)	service tax registration with the Superintendent of Central Excise;

(viii)	Shops and Establishment Act registration with the local municipal authorities;

(ix)	private bonded warehouse license issued by customs; and (x) import of capital goods;

(c)	maintaining the right to exemption from taxation under sections 10A and 10B of the Indian Income Tax Act 1961 and any amending or replacement legislation of a similar nature;

(d)	making appropriate filings with the Reserve Bank of India/ Ministry of Finance for foreign direct investment, if any; and

(e)	obtaining necessary corporate approvals;

17.1.2	EXL (India) has, and shall continue to have for the duration of each Insurance Services Work Order including but not limited to the Insurance Services Work Order (Intra-Group - India) and for such time after the expiry or termination of each Insurance Services Work Order including but not limited to the Insurance Services Work Order (Intra-Group - India) as is necessary for the proper performance of its obligations under the Insurance Services Work Order (Intra-Group - India) and to ensure that EXL Holdings (US) can perform its obligations under each Insurance Services Work Order, full capacity and authority and all necessary governmental, administrative and regulatory authorisations, licences, permits and consents (to the extent that these are available from the relevant Government Office or administrative or regulatory body) and all necessary Intellectual Property Rights to enter into and to perform each Insurance Services Work Order (Intra-Group - India) and to supply the Insurance Services including, but not limited to:

(a)	international call centre registration with the Department of Telecommunications, Government of India; and

(b)	approval under Software Technology Parks of India scheme including but not limited to approvals/permissions/authorisations for:

(i)	status as a 100% export oriented unit;

(ii)	importer exporter code;

(iii)	green card issued by Software Technology Parks of India;

(iv)	income tax registration (PAN number) issued by the income tax accessing officer;

(v)	central government sales tax registration number allotment made by the central government sales tax authorities;

(vi)	state government sales tax registration number allotment by the local sales tax authorities;

(vii)	service tax registration with the Superintendent of Central Excise;

(viii)	Shops and Establishment Act registration with the local municipal authorities;

(ix)	private bonded warehouse license issued by customs; and

(x)	import of capital goods;

(c)	maintaining the right to exemption from taxation under sections 10A and 10B of the Indian Income Tax Act 1961 and any amending or replacement legislation of a similar nature;

(d)	making appropriate filings with the Reserve Bank of India/ Ministry of Finance for foreign direct investment, if any; and

(e)	obtaining necessary corporate approvals;

17.1.3

EXL Holdings (US) has, and shall continue to have (and shall ensure that EXL India and SPV has and shall continue to have) for the duration of this Agreement and for such time after the expiry or termination of this Agreement as is necessary for the proper performance of its obligations under this Agreement, full capacity and authority and all necessary governmental, administrative and regulatory authorisations, licences, permits and consents and all necessary Intellectual Property Rights to enter into and to perform this Agreement and to supply the Insurance Services;

17.1.4	as reasonably determined or agreed between the Parties all of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement shall be fulfilled by appropriately experienced, qualified and trained professional personnel with all due skill, care and diligence;

17.1.5	all of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement and all Insurance Services Work Orders shall be fulfilled in accordance with its own established internal procedures and such procedures shall be consistent with upper quartile industry practice;

17.1.6	all of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement and all Insurance Services Work Orders shall be fulfilled in compliance with all applicable laws, enactments, orders, regulations, codes of practice and other similar instruments to the extent reasonably possible and within the reasonable knowledge of EXL Holdings (US);

17.1.7	the Deliverables will comply with their respective Specifications;

17.1.8	the Insurance Services shall be provided in accordance with the Service Levels;

17.1.9	EXL Holdings (US) has clear and unencumbered title to the Intellectual Property Rights to be used by it in the performance of its obligations pursuant to any Insurance Services Work Order, including (but not limited to) any Intellectual Property Rights specifically referred to in an Insurance Services Work Order or, where such Intellectual Property Rights are vested in a third party, that it has all relevant licences or permissions to so use the same;

17.1.10	as at the date of this Agreement and the date of each Insurance Services Work Order (if different), EXL Holdings (US) is not subject to any of the circumstances listed in clauses 15.2.1 to 15.2.6;

17.1.11	to the best of EXL Holdings (US)’s knowledge and believe, as at the date of this Agreement there are no material outstanding litigation, arbitration or other disputed matters to which EXL Holdings (US) is a Party which may have a material adverse effect upon the supply or operation of the Insurance Services or the fulfilment of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement.

17.2	The Client shall ensure that:

17.2.1	the Client has, and shall continue to have for the duration of this Agreement and the Term of any Insurance Services Work Order and for such time after the expiry or termination of this Agreement and any Insurance Services Work Order as is necessary for the proper performance of its obligations under this Agreement and all Insurance Services Work Orders, full capacity and authority and all necessary governmental, administrative and regulatory authorisations, licences, permits and consents and all necessary Intellectual Property Rights to enter into and to perform this Agreement and all Insurance Services Work Orders;

17.2.2	the Client is a company duly incorporated, validly existing and in good standing under the laws of the country in which incorporated and that this Agreement and all Insurance Services Work Orders are executed by duly authorised representatives of the Client; and

17.2.3	as at the date of this Agreement and the date(s) of all Insurance Services Work Orders (where different), the Client is not subject to any of the circumstances listed in clauses 15.2.1 to 15.2.6.

17.2.4	EXL Holdings (US) is kept reasonably informed of any matters pertaining to the business of the Client or any Associated company and which may have a material impact on the ability of EXL Holdings (US) to perform its obligations pursuant to this Agreement provided that nothing in this clause 17.2.4 shall require the Client to breach any confidentiality obligation owed to a third party or otherwise to disclose information in breach of any statutory or common law obligation.

17.3	Each of the parties shall take reasonable steps to ensure:

17.3.1	that the performance of its obligations (and, in the case of EXL Holdings (US) the performance by EXL India and SPV of their respective obligations also) pursuant to this Agreement shall not result in the introduction of anything into the other Party or any systems of the other Party, including, without prejudice to the generality of the foregoing, any computer program code, computer virus, computer worm, Trojan horse, authorisation key, licence control utility or software lock, which is intended by any person to, is likely to, or may:

(a)	impair the operation of the Insurance Services or the performance by the other Party of its obligations hereunder;

(b)	impair the operation of any computer systems or programs in the possession of the other Party; or

(c)	cause loss of, or corruption or damage to, any program or data held in relation to the Insurance Services or any other computer systems or programs in the possession of the other Party; or

(d)	damage the reputation of the Client;

17.3.2	it obeys all lawful and reasonable directions of the other; and

17.3.3	it has regard to its respective areas of IT responsibility as described in Schedule 10.

18	INSURANCE

18.1	EXL Holdings (US) warrants that:

18.1.1	it has taken out and undertakes to maintain appropriate insurance cover to the extent outlined below with a reputable insurance company against all its liabilities and indemnities that may arise under this Agreement and any Insurance Services Work Order; and

18.1.2	it has in effect and undertakes to maintain in effect during the continuance of this Agreement and any Insurance Services Work Order (where later) and for a period of seven years after termination or expiry of this Agreement and each Insurance Services Work Order:

(a)	public liability insurance cover with a reputable insurance company to a minimum indemnity limit of £5m for all claims;

(b)	professional indemnity insurance and general commercial liability cover with a reputable insurance company to a minimum indemnity limit of [£5m] for all claims. For the avoidance of doubt, including but not limited to, claim by Client for breach by EXL Holdings (US) of its contractual obligations under this Agreement; and

(c)	workmen’s liability insurance cover with a reputable insurance company to a minimum indemnity limit of £1m for all claims and such other insurances as shall be requested by the Client, the cost of which is to be reimbursed pursuant to clause 18.5.

18.2	EXL Holdings (US) undertakes that it will not knowingly do or omit to do anything to vitiate either in whole or in part any of the insurance cover that it is obliged to have and maintain under clause 18.1 above and, to the extent permitted by the insurance conditions, shall provide to the Client copies of the policy documentation.

18.3	EXL Holdings (US) shall, to the extent permitted by the insurance conditions, provide to the Client forthwith upon demand full details of any of the insurance cover that it is obliged to have and maintain under clause 18.1 above.

18.4	In the event that EXL Holdings (US) and the Client agree that EXL Holdings (US) is unable to procure insurance in accordance with this clause 18, the Client shall have the right to procure such insurance on behalf of EXL Holdings (US) and EXL Holdings (US) shall provide such assistance as is required by the Client in relation to the procurement of such insurance.

18.5	The Client shall reimburse EXL Holdings (US) for the cost of the premiums for the insurance referred to in clause 18.1 and also the cost of the premiums for any additional insurance which the Client requires EXL Holdings (US) to take out in accordance with paragraph 8 of the Insurance Services Work Order.

19	CONFIDENTIALITY

The Parties shall comply with their obligations under the Confidentiality Agreement in relation to all Confidential Information disclosed under this Agreement.

20	ACCESS

20.1	Each Party agrees to allow the other Party such access as is reasonably necessary to enable that other to perform its obligations under any Insurance Services Work Order and also to meet its obligations to comply with any investigation or demand for information by any Government Office, court or tribunal or regulatory body.

20.2	If, pursuant to or in consequence of performing its obligations under any Insurance Services Work Order, one of the Parties needs Access to any computer system of the other:

20.2.1	such Access shall be strictly limited to that part of the computer system, software, hardware or firmware, (as the case may be) as is required for proper performance of its obligations under such Insurance Services Work Order;

20.2.2	the Party gaining Access shall comply with all reasonable security, audit and other procedures and requirements notified to it from time to time by the other in relation to such Access; and

20.2.3	each Party shall procure that only its employees and (in the case of EXL Holdings (US)) Sub-Contractors shall be permitted Access and such Access shall be to the extent strictly necessary for the proper performance of the employee’s and/or the Sub Contractor’s duties in relation to that Party’s obligations of pursuant to the relevant Insurance Services Work Order;

21	EMPLOYEE ISSUES

21.1	EXL Holdings (US) shall ensure that the SPV and EXL (India) shall:

21.1.1	appoint appropriately qualified and skilled employees to fulfil those Key Personnel roles set out in paragraph 11 of the applicable Insurance Services Work Order ensuring that in each case, the Client has previously been consulted with regard to such appointment;

21.1.2	continue to deploy each of the Key Personnel on a full-time basis except where he terminates his employment with the SPV, dies, becomes unfit for reasons of disability, is in material breach of his contract of employment with the SPV or EXL (India) or the Client gives notice requesting his removal;

21.1.3	ensure that no person other than an employee of EXL Holdings (US) or a Sub-Contractor is deployed in relation to an Insurance Services Work Order.

21.2	Where a Key Personnel vacancy arises pursuant to clause 21.1.2, EXL Holdings (US) shall as soon as practicable, consult with the Client prior to the appointment of replacement Key Personnel who EXL Holdings (US) believes meets the Client’s role profile for that vacancy (and the Client shall have the right to attend interviews and otherwise remain involved with the interview process) and following such consultation shall appoint such replacement Key Personnel, and clause 21.1.2 and this clause 21.2 shall apply to all such replacements.

21.3	Each of the Parties agrees that it will not, without the other’s prior consent, solicit or contact with a view to the engagement or employment by it of any employee of that other Party. For the avoidance of doubt, nothing in this clause 21.3 shall prevent a Party offering employment to the employee of the other Party where that employee has responded to a bona fide recruiting campaign directed at suitable persons wheresoever they may be employed.

22	CONTRACT CHANGE CONTROL PROCEDURES

22.1	The Parties shall, in respect of Changes, comply with their obligations as set out in schedule 4. All Changes shall be dealt with in accordance with schedule 4.

22.2	Any Change to this Agreement shall, in the absence of agreement to the contrary, constitute a Change to all Insurance Services Work Orders insofar as the Change relates to terms of this Agreement which are incorporated into such Insurance Services Work Orders.

23	SERVICES MANAGEMENT

The Parties shall comply with their respective obligations under paragraph 17 of an Insurance Services Work Order.

24	EXIT MANAGEMENT

24.1	On termination or expiry of an Insurance Services Work Order however and whenever occurring, and throughout the continuance of such Insurance Services Work Order, the Parties shall comply with their responsibilities and obligations in respect of exit management as set out in this clause 24 and the applicable Insurance Services Work Order.

24.2	Following any notice of termination of an Insurance Services Work Order and in the month preceding the expiry of an Insurance Services Work Order, EXL Holdings (US) shall, as soon as is practicable following a request from the Client, provide (or procure that EXL India or SPV as necessary provides) the Client or, if requested by the Client, any contractor (“a Replacement Contractor”) appointed by Client to replace EXL Holdings (US) with:

24.2.1	all information EXL Holdings (US), EXL India or SPV (as the case may be) has in its possession or control or is able to produce relating to the Deliverables and the Services that is reasonably necessary to enable an operational transition of the Deliverables and the Services or is required in respect of any operational or contractual due diligence in respect of the provision of the Deliverables and the Services by the Client, an Associated Company or a Replacement Contractor;

24.2.2	an up-to-date copy and archive and back-up copies of all Data;

24.2.3	an up-to-date copy of the Object Code and the Source Code for any software comprised in any Deliverable;

24.2.4	any reasonable assistance, expertise and advice requested by the Client in connection with any proposed or envisaged transfer of operations or to facilitate a successful transfer of operations to the Client, an Associated Company or a Replacement Contractor; and

24.2.5	all reasonable assistance in connection with the preparation by the Client of any request or proposal or other similar tender documentation in connection with services similar to some or all of the Deliverables and the Service to be provided by a Replacement Contractor and EXL Holdings (US) shall be entitled to charge the Client for such assistance at the Charging Rates specified in the relevant Insurance Services Work Order or as otherwise agreed between the parties, such payments to be paid to EXL Holdings (US) in accordance with clause 12 once the termination assistance detailed in this clause 24.2 has been satisfactorily rendered or procured by EXL Holdings (US).

25	SECURITY

EXL Holdings (US) shall perform the Insurance Services in accordance with the Security Requirements and procedures set out in schedule 2.

26	DISASTER RECOVERY AND BUSINESS CONTINUITY

26.1	EXL Holdings (US) agrees that it will throughout the duration of this Agreement implement, maintain and keep under regular review a Business Continuity Plan for the Services it provides to the Client which, so far as is reasonably practicable, adherence to which will enable it to continue to operate in accordance with the Service Levels and which is in accordance with any regulatory requirements.

26.2	Without prejudice to the generality of 26.1 above EXL Holdings (US) shall comply with its obligations in relation to Disaster Recovery and Business Continuity Services as set out in paragraph 10 of an Insurance Services Work Order.

27	PREMISES REGULATIONS

27.1	Each Party agrees that whilst at or near any premises or offices of the other, it shall comply, and shall procure that its employees and Sub Contractors comply, with all reasonable requirements of the other made known to it, such compliance to be from the date that such requirements were so made known.

27.2	Nothing in this Agreement or any Insurance Services Work Order shall be construed as granting to either Party, its employees or Sub Contractors a right of access to the premises or offices of the other.

28	TRANSFER AND SUB-CONTRACTING

28.1	This Agreement and each Insurance Services Work Order is personal to EXL Holdings (US). EXL Holdings (US) shall not assign, novate or otherwise dispose of this Agreement or any Insurance Services Work Order or any part thereof, or purport to do so, without the prior consent in writing of the Client.

28.2

Notwithstanding that EXL Holdings (US) has express rights, liabilities, obligations and responsibilities under this Agreement, any sub-contracting permitted or required under this Agreement or the operation of clause 2.3 or this clause 28 shall not relieve EXL Holdings (US) from any of its liabilities, obligations and responsibilities hereunder. EXL Holdings (US) shall perform all liabilities, obligations and responsibilities under this Agreement as prime contractor and shall remain primarily responsible and liable for the activities to be carried out by EXL India or SPV or otherwise sub-contracted and for such of the acts and omissions of EXL India or SPV or the Sub-Contractors in respect of such activities as would render EXL

Holdings (US) liable to the Client, had such acts or omissions been EXL Holdings (US)’s own acts and omissions.

28.3	The Client shall be entitled to assign, novate or otherwise dispose of its rights under this Agreement or any part thereof to any Associated Company of the Client by giving EXL Holdings (US) prior notice of such assignment, novation or other disposal. For the avoidance of doubt, no such assignment, novation or other disposal shall be permitted if it is an Associated Company which is providing services similar to those provided by EXL India to customers which are not Associated Companies, Authorised Agents or Authorised Users.

28.4	Save as provided in clause 28.3, the Client shall only be entitled to assign, novate or otherwise dispose of its rights under this Agreement, or any part thereof, with the prior approval of EXL Holdings (US).

28.5	For the avoidance of doubt, any assigns, novation or disposal permitted under clause 28.3 and 28.4 shall be subject to the assignee or transferee agreeing to perform the obligations of the Client in respect thereof and to the Guarantees remaining in force in respect of such obligations.

29	FORCE MAJEURE

29.1	For the purposes of this Agreement and all Insurance Services Work Orders, the expression “Force Majeure” shall mean an event which is beyond the reasonable control of an affected Party including, without limitation, any Act of God, war, fire, flood, civil commotion, armed hostilities, act of terrorism, revolution, adverse weather and which such Party could not reasonably anticipate or mitigate whether by means of insurance, contingency planning or any other prudent business means. Any event will only be considered Force Majeure if it is not attributable to the wilful act, neglect, default or other failure to take reasonable precautions of the affected Party, its agents, employees or contractors. Industrial dispute or action shall not give rise to an event of Force Majeure. Any item, whether an item of a Party or any third party, failing to operate due to Year 2000 problems shall not give rise to an event of Force Majeure.

29.2	No Party shall in any circumstances be liable to the other for any loss of any kind whatsoever, including, but not limited to, any damages, whether directly or indirectly caused to or incurred by the other Party by reason of any failure or delay in the performance of its obligations hereunder or any Insurance Services Work Order which is due to Force Majeure. Notwithstanding the foregoing, each Party shall use all reasonable endeavours to continue to perform, or resume performance of, such obligations hereunder for the duration of such Force Majeure event.

29.3	If any Party shall become aware of circumstances of Force Majeure which give rise to or which are likely to give rise to any failure or delay on its part, it shall promptly notify the other Party by the most expeditious method then available and shall inform the other Party of the period for which it is estimated that such failure or delay shall continue.

29.4	It is expressly agreed that any failure by EXL Holdings (US) to perform, or any delay by EXL Holdings (US) in performing, its liabilities, obligations and responsibilities under any Insurance Services Work Order which results from any failure or delay in the performance of its obligations by any person with which EXL Holdings (US) shall have entered into any contract, supply arrangement, sub-contract or otherwise, shall be regarded as a failure or delay due to Force Majeure only in the event that such person shall itself be prevented from or delayed in complying with its obligations under such contract, supply arrangement, sub-contract or otherwise as a result of circumstances of Force Majeure.

29.5

Where EXL Holdings (US), EXL India or SPV is subject to a Force Majeure event which is capable of being rectified or the impact of which is not material in the reasonable opinion of the Client, EXL Holdings (US) shall have three months from the time that event first came to, or should have come to, its attention to notify that event and resume its obligations in full pursuant to this Agreement and any Insurance Services Work Order. If the Force Majeure

event, or the consequences of it, have not been rectified within that period, then the Parties shall agree to negotiate in good faith to agree changes to the relevant Insurance Services Work Order which properly reflects the capability of EXL Holdings (US) to perform its obligations pursuant to that Insurance Services Work Order.

29.6	For the avoidance of doubt, neither party shall have the right to terminate an Insurance Services Work Order or this Agreement because of a Force Majeure event, except in the circumstances set out in clauses 14.3.5, 14.3.6, 15.4.11 and 15.4.12.

29.7	For the avoidance of doubt, it is hereby expressly declared that the only events which shall afford relief from liability for failure or delay shall be any event qualifying for Force Majeure hereunder or as otherwise expressly provided in this Agreement or any Insurance Services Work Order.

29.8	Nothing in this Agreement or any Insurance Services Work Order shall be taken as preventing the Client from using any alternative facilities to meet its business needs during the continuance of Force Majeure.

29.9	For the avoidance of doubt, the Client shall be liable to pay the Charges in respect of any activities not carried out due to Force Majeure, provided that, during the period of such Force Majeure, EXL Holdings (US) shall be required to mitigate the consequences thereof, including, where possible, by re-deploying any of its staff elsewhere in its business or in the business of its subsidiaries.

30	THIRD PARTY RIGHTS

30.1	In this clause 30, the term “Right” shall mean the benefit of any of the following:

30.1.1	a right of the Client under this Agreement or an Insurance Services Work Order;

30.1.2	an obligation on EXL Holdings (US) under this Agreement or an Insurance Services Work Order; or

30.1.3	a warranty or other representation by EXL Holdings (US) under this Agreement or an Insurance Services Work Order.

30.2	This Agreement and all Insurance Services Work Orders shall confer those Rights specified in clause 30.3 on each Authorised Agent, Associated Company and Authorised User without in each case any additional charge to the Client or any Authorised Agent, Associated Company or Authorised User. Subject to the prior written consent of the Client (such consent to be provided in its absolute discretion), an Authorised Agent, Associated Company or Authorised User shall be entitled to enforce in its own capacity such Rights pursuant to this Agreement or any Insurance Services Work Order.

30.3	Authorised Agents, Associated Companies and Authorised Users shall have conferred on them the Rights granted to the Client under the following provisions of this Agreement (and as such provisions become terms of each Insurance Services Work Order), as if the Authorised Agents, Associated Companies and Authorised Users were the Client:

30.3.1	clause 11 (Intellectual Property Rights Ownership);

30.3.2	clause 16 (Limitations of Liability);

30.3.3	clause 17.1 (General Obligations);

30.3.4	clause 18 (Insurance);

30.3.5	clause 19 and the Confidentiality Agreement;

34.2	Severability

If any part of this Agreement or any Insurance Services Work Order is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement or any Insurance Services Work Order which shall continue to be valid and enforceable to the fullest extent permitted by law.

34.3	Costs and expenses

Unless otherwise agreed in writing between the Parties, each Party shall pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and implementation of this Agreement and all Insurance Services Work Orders and the documents referred to in this Agreement or any Insurance Services Work Order.

34.4	Successors and assigns

This Agreement and all Insurance Services Work Orders are binding on and shall apply for the benefit of the Parties’ personal representatives, successors in title and permitted assignees.

34.5	Entire agreement

34.5.1	This Agreement and the Insurance Services Work Orders constitute the entire understanding between the Parties in relation to its subject matter.

34.5.2	Except as otherwise permitted by this Agreement, no change to its terms or the terms of any Insurance Services Work Order shall be effective unless it is in writing and signed by or on behalf of both Parties.

34.5.3	Except in respect of any fraudulent misrepresentation made by a Party, the Parties acknowledge that they have not relied on any representations, writings, negotiations or understandings, whether express or implied, (other than as set out in this Agreement) in entering into this Agreement.

34.6	No partnership

Nothing in this Agreement or any Insurance Services Work Order shall constitute or be deemed to constitute a partnership between the Parties and neither of them shall have the power to bind the other in any way.

34.7	Further assurance

Upon demand by the Client, EXL Holdings (US) will at its expense (unless otherwise agreed in writing between the Parties) execute and register all further documents and do all such acts and things as the Client shall reasonably require to enable the Client to obtain the full benefit of this Agreement and all Insurance Services Work Orders.

34.8	Counterparts

34.8.1	This Agreement may be executed in any one or more number of counterparts each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

34.8.2	This Agreement shall be immediately binding and effective when each of the Parties has unconditionally executed either this Agreement or any of those counterparts.

30.3.6	clause 20 (Access);

30.3.7	clause 27 (Premises Regulations);

30.3.8	clause 31 (Data Protection);

30.3.9	clause 32 (Audit); and

30.3.10	clause 34.7 (Further Assurance).

30.4	Notwithstanding section 2(1) of the Contracts (Rights of Third Parties) Act 1999, the Parties may in accordance with this Agreement, vary, rescind or terminate this Agreement or any Insurance Services Work Order (whatever the nature of such variation, rescission or termination) without seeking the consent of any third party on whom this clause 30 confers Rights.

30.5	Subject to clauses 30.2 and 30.3, neither this Agreement nor any Insurance Services Work Order creates, and shall not be construed as creating, any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a Party.

31	DATA PROTECTION

In addition to complying or procuring compliance with the Data Protection Agreement, the Parties shall comply or procure compliance with those data protection requirements for each of them set out in paragraph 18 of any Insurance Services Work Order.

32	AUDIT AND INFORMATION

32.1	At no additional cost to the Client except as agreed in writing between the Parties or through normal budgeting processes, EXL Holdings (US) shall grant, or procure the grant, to the Client and any auditors of the Client and their respective authorised agents the right of access without notice and during normal business hours at any time to EXL Holdings (US)’s, EXL (India)’s and the SPV’s records relating to this Agreement and Sub-Contractors and employees of EXL Holdings (US), EXL (India) and the SPV and shall provide such reasonable assistance at all reasonable times during the Term in relation to audits of the performance of all of EXL Holdings (US)’s, EXL (India)’s and the SPV’s obligations under this Agreement, any Insurance Services Work Order, any Insurance Services Work Order (Intra-Group-India) or any Insurance Services Work Order (Intra-Group-SPV) including but not limited to:

32.1.1	the accuracy and calculation of the Charges;

32.1.2	that the Insurance Services are being provided in accordance with the Service Levels;

32.1.3	that EXL Holdings (US), EXL (India) or SPV as appropriate is complying with its obligations in relation to the Security Requirements set out in schedule 2; and

32.1.4	that EXL Holdings (US) is operating procedures in accordance with this Agreement and all Insurance Services Work Orders in relation to the Data and any other resources provided by the Client to EXL Holdings (US), including without limitation, the Client Assets.

32.2

Without prejudice to the foregoing, at no additional cost to the Client, in the event of an investigation into suspected fraudulent activity or other legal or regulatory impropriety by EXL Holdings (US), EXL (India) or the SPV, their employees, Sub-Contractors or any security concerns in relation to this Agreement or any Insurance Services Work Order, the Client reserves for itself, any auditors of the Client and their respective authorised agents, the right of access without notice and at any time to EXL Holdings (US)’s, EXL (India)’s and the SPV’s records relating to this Agreement or any Insurance Services Work Order, and employees and officers of EXL Holdings (US), EXL (India) and the SPV agree to render all necessary assistance to the conduct of such investigation and to allow or procure such access at all times during the currency of this Agreement or for any time thereafter.

32.3	At no additional cost to the Client except where agreed in writing, EXL Holdings (US) agrees to make any changes which are reasonably necessary and take other actions which are reasonably necessary in order to maintain compliance with applicable laws or regulations and so that the performance of EXL Holdings (US)’s obligations complies with the Client’s internal and external audit requirements from time to time.

32.4	For the purpose of observing the performance, quality and progress of EXL Holdings (US)’s performance of its obligations under this Agreement and any Insurance Services Work Order, the Client’s personnel and consultants shall be allowed to observe work being performed by or on behalf of EXL Holdings (US), EXL (India) and the SPV in order to verify that EXL Holdings (US), EXL (India) and the SPV are complying with their obligations under this Agreement, any Insurance Services Work Order, any Insurance Services Work Order (Intra-Group-India) or any Insurance Services Work Order (Intra-Group-SPV). For the avoidance of doubt, the Client may appoint an appropriate third party to act on its behalf in connection with its rights under this clause 32.

32.5	In addition to clauses 32.1 to 32.4 above, EXL Holdings (US) shall act reasonably in granting or procuring to grant, or procure the grant of access by FSA, other regulators and the police to all records, sites and/or materials used in conjunction with this Agreement or any Insurance Services Work Order in the event such persons wish to carry out an audit.

33	REPORTING OBLIGATIONS

33.1	EXL Holdings (US) shall provide the reports specified in paragraph 17 of an Insurance Services Work Order, to the Client, in the form and at the intervals specified in that paragraph. In addition, EXL Holdings (US) shall provide the reports specified in schedule 5, to the Client, in the form and at the intervals specified in that schedule.

33.2	Each Party shall inform the other as soon as reasonably practicable of any event which may have a material adverse impact on the other Party’s ability to meet its obligations under this Agreement or any Insurance Services Work Order.

33.3	Each of the parties agrees that the other is permitted (but only to the extent that it is lawfully able to do so) to provide the FSA with all information the FSA may require in relation to the Insurance Services and this Agreement and any Insurance Services Work Order. Further, where the FSA requests that any Party provide information in relation to this Agreement, any Insurance Services Work Order or the Insurance Services, that shall promptly provide such relevant information as it has in its possession or control, but only to the extent that it is lawfully able to do so.

34	ANCILLARY PROVISIONS

34.1	Waiver

No delay or failure by either Party to exercise any of its powers, rights or remedies under this Agreement or any Insurance Services Work Order shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement and each Insurance Services Work Order are cumulative and not exclusive of any remedies provided by law. No waiver by either Party of any breach by the other Party of any provision of this Agreement or any Insurance Services Work Order shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement or any Insurance Services Work Order.

34.9	Notices

34.9.1	Any notice or other communication to be given under this Agreement or any Insurance Services Work Order shall either be delivered by hand or sent by first class post pre-paid recorded delivery (or by air mail if overseas) or by a generally recognised international courier service (with relevant fees prepaid) or by facsimile transmission (provided that, in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post or by a recognised international courier service within two Business Days after transmission) as follows:

(a)	for the Client:

to:

The Company Secretary

Norwich Union Customer Services (Singapore) Pte Ltd

4 Shenton Way

#27-02, SGX Centre 2

Singapore 068807

Fax Number: (65) 6827 7850

Copy to:

Offshore Operations Director

Surrey Street

Norwich NR1 3NG

Fax Number: 01603 843344

(b)	for EXL Holdings (US):

Rohit Kapoor, President & CFD

Exlservice Holdings, Inc

350 Park Avenue, 10th Floor

New York, NY 10022

34.9.2	A Party may change the address or facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other.

34.9.3	In the absence of evidence of earlier receipt, all notices shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by post within the UK, two Business Days after the envelope containing it was posted;

(c)	if sent by international post, seven Business Days after the envelope containing it was posted;

(d)	if sent (with relevant fees prepaid) by a generally recognised international courier service, three Business Days after the envelope containing it was delivered to the relevant international courier; and

(e)	if sent by facsimile, on completion of transmission, provided that where such delivery or transmission occurs after 5.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.

34.10	Governing Law

This Agreement and all Insurance Services Work Orders are governed by and shall be construed in accordance with English law.

34.11	Dispute Resolution

34.11.1	If there is any dispute between the Parties arising out of this Agreement or an Insurance Services Work Order (“a Dispute”), the Parties shall use their reasonable endeavours to resolve the Dispute in accordance with this clause 34.11. A Party is not required to comply with this clause 34.11 if the other Party fails to comply with, or to give effect to, this clause 34.11;

34.11.2	All Disputes between the Parties arising out of or relating to this Agreement or any Insurance Services Work Order shall be referred, by either Party, to the Client to Sean Egan and EXL Holdings (US) to Vikram Talwar, or to such other persons as either party may nominate, for resolution;

34.11.3	If any Dispute has not been resolved by the representatives identified in clause 34.11.2 within a maximum of fourteen (14) days after it has been referred under clause 34.11.2, that Dispute shall be referred to the Offshore Operations Director for the time being of the Client and the President and CFD for the time being of EXL Holdings (US);

34.11.4	If the Dispute has not been resolved by the representatives identified in clause 34.11.3 within a maximum of fourteen (14) days after it has been referred under clause 34.11.3 either of the Parties shall be free to refer the Dispute to alternative dispute resolution in accordance with clause 34.11.5;

34.11.5	If any Dispute is not resolved in accordance with the provisions and timescales set out above in this clause 34.11, the Parties will attempt in good faith to settle the Dispute by mediation in accordance with the Centre for Dispute Resolution (CEDR) Model Mediation Procedure.

34.11.6	If the matter has not been resolved by mediation within 7 days of the initiation of such procedure, or if either Party refuses to participate in the mediation procedure, either Party may commence court proceedings.

34.11.7	The Parties shall continue to perform their obligations under this Agreement and the Insurance Services Work Orders (so far as the same is reasonably possible in view of the matters in dispute) until such time as any Dispute has been resolved by agreement, mediation or court proceedings and thereafter shall continue to do so except as agreed or ordered.

34.11.8	Each Party acknowledges that, notwithstanding the provisions of this clause 34.11, nothing herein shall prevent either Party from bringing proceedings in any court of competent jurisdiction to protect the Intellectual Property Rights or rights of confidentiality in respect of that Party.

34.12	Appointment of Process Agent

34.12.1	EXL Holdings (US) hereby appoints Price Waterhouse Coopers LLP, Embankment Place, London WC2 6NN (for the attention of Nigel Fudd) as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement and any Insurance Services Work Order.

34.12.2	If any such process agent ceases to be able to act as such or to have an address in England, EXL Holdings (US) (as applicable) irrevocably agrees to appoint a new process agent in England acceptable to the Client and to deliver to the Client within 10 Business Days a copy of a written acceptance of appointment by the process agent.

34.13	Nothing in this Agreement or any Insurance Services Work Order shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

This Agreement has been signed on the date first stated on page 1 above.

Signed for and on behalf of the Client

By	/s/

Name

Title

Date

Signed for and on behalf of EXL Holdings (US)

By	/s/

Name

Title

Date